EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Gas Equity Holdings, LLC (as general partner of Western Gas Equity Partners, LP):

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-186306), of Western Gas Equity Partners, LP of our report dated March 28, 2013, with respect to the consolidated balance sheets of Western Gas Equity Partners, LP and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Western Gas Equity Partners, LP.

/s/ KPMG LLP

Houston, Texas

March 28, 2013